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                                                                    Exhibit 99.1

                         PLUM CREEK TIMBER COMPANY, INC.
                          999 Third Avenue, Suite 2300
                           Seattle, Washington 98104-

March 22, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Plum Creek Timber Company, Inc., a Delaware corporation (the "Company"), has received a representation letter from Arthur Andersen LLP ("Andersen") in connection with the issuance of Andersen's audit report included within this filing of its Annual Report on Form 10-K for the year ended December 31, 2001. In its letter, Andersen has represented to us that its audits of the financial statements of the Company as of January 1, 2000 (the end of fiscal year 1999) and December 30, 2000, were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audits.

Very truly yours,
/s/ William R. Brown
Executive Vice President and
Chief Financial Officer